Exhibit 99.2(A)(1)

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

FIRST:          The name of the statutory trust formed hereby is "American Beacon Apollo Total Return Fund" (the "Trust").

SECOND:      The name and business address of a trustee of the Trust is:
Gene L. Needles, Jr.
c/o American Beacon Apollo Total Return Fund
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

THIRD:         The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1 et seq.).

FOURTH:      The address of the registered office of the Trust in the State of Delaware is:

The Corporation Trust Company Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

FIFTH:          The address of the registered agent for service of process on the Trust in the State of Delaware is:

The Corporation Trust Company Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

The name of the registered agent at such address is The Corporation Trust Company.

SIXTH: The "governing instrument" of the Trust, within the meaning of the Delaware Act, (the "Trust Instrument") provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the assets of the Trust generally or any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

SEVENTH:   This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the 14th day of February, 2018.

/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
Trustee

/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
Trustee

/s/ Melinda G. Heika
Melinda G. Heika
Trustee